EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-56571 and 333-268891 on Form S-3 of our reports dated May 28, 2025, relating to the financial statements of U-Haul Holding Company and the effectiveness of U-Haul Holding Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended March 31, 2025.

/s/ Deloitte & Touche LLP

Tempe, Arizona

May 28, 2025